Exhibit 99.1

From: Rick White (media)
(414) 221-4444
rick.white@we-energies.com

Colleen Henderson (investors)
(414) 221-2592
colleen.henderson@we-energies.com

July 24, 2003

Grigg announces plans to retire in 2004

MILWAUKEE -- Wisconsin Energy Corp. (NYSE:WEC) announced today that Richard R. Grigg, the company's executive vice president and president of the company's electric generation group, has announced his plans to retire, effective March 1, 2004. The announcement was made by Richard A. Abdoo, Wisconsin Energy's chairman and chief executive officer.

"Dick Grigg has been a positive influence on the direction and the success of our company for many years," said Abdoo. "He is recognized across the industry for his dedication to operational excellence. Thanks to Dick's efforts, we're well positioned for the future."

As part of his transition, Grigg plans to retire from his position on the Wisconsin Energy board of directors and will begin reporting to Gale Klappa, president of Wisconsin Energy, effective July 31, 2003.

"Its an appropriate time to begin this transition to retirement for a variety of reasons," said Grigg. "The company itself is entering into a time of transition, moving from a period of seeking regulatory approval for new plants to, hopefully, beginning a period of major power plant construction. There is no question that the new coal-based generation capacity proposed in the Power the Future plan is critical to Wisconsin's future. I'm looking forward to seeing those projects get underway."

Grigg, who will be 55 in November, joined Wisconsin Electric Power Company in 1970 and held a variety of engineering and power production positions of increasing responsibility, including serving as the first manager of the Pleasant Prairie Power Plant during design, construction, start-up and initial operation. He previously served as vice president of System Operations, vice president of Customer Operations, group vice president for Customer Operations and Customer Service, and president of Wisconsin Electric/Wisconsin Gas. Grigg was elected to the Wisconsin Energy board of directors in 1995, and served as the company's chief nuclear officer between 1996 and 1998. He earned both bachelors and masters degrees in engineering from the University of Wisconsin-Milwaukee.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based holding company with utility and non-utility subsidiaries. The company, through We Energies and its utility subsidiary Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy, and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 67,000 shareholders and more than $8 billion in assets.

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